Exhibit 99.1

MeetMe Reports Third Quarter 2013 Financial Results

$10.1 million quarterly revenue driven by record mobile revenue

Adjusted EBITDA of $696,000

NEW HOPE, PA – November 6, 2013 – MeetMe®, Inc. (NYSE MKT: MEET), the public market leader in social discovery, today reported financial results for the third quarter ended September 30, 2013.

Third Quarter 2013 Financial Highlights

●	Revenue for the quarter was $10.1 million, advancing 6% sequentially from the second quarter of this year.

●

Mobile revenue reached another quarterly record of $2.9 million, up 65% year-over-year and 12% sequentially from the second quarter of 2013. Mobile ad impressions served in the third quarter were 6.4 billion, up by approximately 1.5 billion sequentially from 4.9 billion in the second quarter of 2013, with third quarter growth driven largely by expansion of Native Advertising.

●	Net loss in the quarter improved to $1.5 million or $0.04 per share, compared with a net loss of $2.6 million or $0.07 per share in the third quarter of 2012.

●

Adjusted EBITDA was a positive $696,000, increasing sequentially for the second consecutive quarter, and up from $95,000 in the third quarter a year ago. (See the important discussion about the presentation of non-GAAP financial measures, and reconciliation to the most directly comparable GAAP financial measures, below.)

●	Cash and Cash Equivalents totaled $8.7 million at September 30, 2013, up from $8.3 million at June 30, 2013.

Geoff Cook, CEO of MeetMe, said, “Mobile revenue achieved a new quarterly record amidst continued stabilization in web revenue, leading to strong growth in adjusted EBITDA.  Our mobile native advertising product grew sequentially from 3% of our mobile revenue in Q2 to 19% in Q3 as a result of continued roll out of these high-performing ad units on iPhone and Android. These units also enabled us to achieve our highest mobile ARPU to date, up 8% sequentially and up 42% compared to a year ago.”

Mr. Cook continued, “Our team is focused on driving engagement and new audiences to the MeetMe application, with a significant update planned for the first quarter of 2014. Meanwhile, in October we launched our first standalone app, Charm, which uses short, looping videos to enhance the experience of meeting new people. We believe these new features and innovative apps will drive increased mobile traffic, which we will monetize through our diverse and ever-expanding mobile monetization infrastructure.”

Operating and Business Highlights

●

Monthly active users (MAUs) increased nearly 37%, averaging 5.34 million in the third quarter of 2013 compared to 3.94 million average MAUs in the third quarter of 2012. Mobile MAUs increased 36% to 2.66 million in the third quarter of 2013 from 1.95 million in the third quarter of 2012.

●

Daily active users (DAUs) increased 3%, averaging 1.14 million in the third quarter of 2013 compared to 1.11 million in the third quarter of 2012. Average mobile DAUs improved 16% to 790,000 in the third quarter of 2013 from 679,000 in the third quarter of 2012.

●

Daily active users (DAUs) increased 3%, averaging 1.14 million in the third quarter of 2013 compared to 1.11 million in the third quarter of 2012. Average mobile DAUs improved 16% to 790,000 in the third quarter of 2013 from 679,000 in the third quarter of 2012.

David Clark, Chief Financial Officer of MeetMe, added, “Third quarter results build on the improvement in top and bottom line financial performance achieved in the second quarter. Together with the launch of our new apps, we are encouraged by the start of what is traditionally our seasonally strongest quarter. In addition, we increased our cash position to $8.7 million while reducing our indebtedness by $1 million during the quarter. ”

Webcast and Conference Call Details

Management will host a webcast to discuss third quarter 2013 financial results today at 8:30 AM Eastern time. A webcast of the conference call will be available live on the Investor Relations section of the company’s website at www.meetmecorp.com and a replay will be available for 30 days. Interested parties unable to access the conference call via the webcast may dial 1-719-325-2463 and reference ID: 5538837.

About MeetMe, Inc.

MeetMe® is the leading social network for meeting new people in the US and the public market leader for social discovery (NYSE MKT: MEET). MeetMe makes meeting new people fun through social games and apps, monetized by both advertising and virtual currency. With 60 percent of traffic coming from mobile, MeetMe is fast becoming the social gathering place for the mobile generation. The company operates MeetMe.com and MeetMe apps on iPhone, iPad, and Android in multiple languages including English, Spanish, Portuguese, French, Italian, German, Chinese (Traditional and Simplified), Russian, Japanese, Dutch, Turkish and Korean.

Cautionary Note Regarding Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding the strength and potential of our mobile business, the increase in overall iPhone advertising revenue, whether we monetize our mobile audience at industry-leading rates and our plans regarding launching new products and the effectiveness of these new products. All statements other than statements of historical facts contained herein, including statements regarding the continued growth in our core platform, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include: the risk that unanticipated events affect the launch of our new products, the effectiveness of our mobile software on smartphones and tablets, and the willingness of users to try new product offerings. Further information on our risk factors is contained in our filings with the SEC, including the Form 10-K for the year ended December 31, 2012 and the Current Report on Form 8-K filed with the SEC on May 1, 2013.  Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Regulation G – Non-GAAP Financial Measures

The Company uses financial measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) in evaluating its financial and operational decision making and as a means to evaluate period-to period comparison. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company presents these non-GAAP financial measures because it believes them to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. We refer you to the reconciliations above.

On November 10, 2011, MeetMe, Inc. and Insider Guides, Inc., owner of social network myYearbook, merged. The combined revenue results for 2011 give effect to the merger as if it had been completed as of January 1, 2011. The combined revenue data is for informational purposes only and does not purport to present what our results would actually have been had the merger actually occurred on the dates presented or to project our results for any future period. The Company believes that evaluation of its financial performance can be enhanced by a presentation of combined results in order to evaluate its prior, current or future period results on a more meaningful, consistent year-over-year basis.

The Company defines Adjusted EBITDA as earnings (or loss) from continuing operations before interest expense, income taxes, depreciation and amortization, and amortization of non-cash stock-based compensation, non-recurring acquisition and restructuring expenses and the goodwill impairment charges. The Company excludes stock-based compensation because it is non-cash in nature.

Non-GAAP financial measures should not be considered as an alternative to net income, operating income, cash flow from operating activities, as a measure of liquidity or any other financial measure. They may not be indicative of the historical operating results of the Company nor is it intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as a substitute for performance measures calculated in accordance with GAAP.

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Contact:
Joe Hassett

Gregory FCA

610-228-2110

joeh@gregoryfca.com

MEETME, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30,	December 31,
	2013	2012
Assets
Current Assets
Cash and cash equivalents	$8,682,241	$5,022,007
Accounts receivable, net of allowance of $457,000 and $547,000, at September 30, 2013 and December 31, 2012, respectively	7,374,957	15,744,789
Notes receivable	-	111,569
Prepaid expenses and other current assets	581,471	870,881
Total current assets	16,638,669	21,749,246

Goodwill	70,646,036	70,646,036
Intangible assets, net	5,277,524	6,746,273
Property and equipment, net	3,468,585	4,772,632
Other assets	309,196	520,480
Total assets	$96,340,010	$104,434,667

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$2,432,890	$3,528,607
Accrued expenses and other liabilities	4,428,269	3,211,681
Current liabilities from discontinued operations	-	1,434
Deferred revenue	884,374	392,612
Accrued dividends	69,455	69,455
Current portion of long-term debt	3,429,458	2,551,941
Total current liabilities	11,244,446	9,755,730

Long term debt, net of discount	3,983,067	9,156,788
Total liabilities	15,227,513	18,912,518

Commitments and Contingencies (see Note 9)

Stockholders' Equity:
Preferred stock, $.001 par value, authorized 5,000,000 shares: Convertible preferred stock Series A-1, $.001 par value; authorized – 1,000,000 shares; 1,000,000 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	1,000	1,000
Common stock, $.001 par value; authorized - 100,000,000 shares; 38,477,359 and 37,046,405 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	38,481	37,050
Additional paid-in capital	281,791,267	275,261,794
Accumulated deficit	(200,125,365)	(189,211,750)
Accumulated other comprehensive loss	(592,886)	(565,945)
Total stockholders’ equity	81,112,497	85,522,149
Total liabilities and stockholders’ equity	$96,340,010	$104,434,667

The accompanying notes are an integral part of these consolidated financial statements.

MEETME, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Revenues	$10,073,309	$11,598,432	$27,361,901	$35,049,022
Operating Costs and Expenses:
Sales and marketing	1,876,240	2,656,955	5,405,910	6,099,594
Product development and content	6,817,591	7,883,987	19,543,611	22,605,195
General and administrative	1,536,939	2,001,950	5,759,498	6,325,796
Depreciation and amortization	1,108,856	1,025,421	3,280,843	2,888,960
Restructuring costs	-	353,555	2,540,896	891,499
Loss on debt restructure	-	-	1,174,269	-
Total Operating Costs and Expenses	11,339,626	13,921,868	37,705,027	38,811,044
Loss from Operations	(1,266,317)	(2,323,436)	(10,343,126)	(3,762,022)
Other Income (Expense),net:
Interest income	2,503	3,866	7,856	13,758
Interest expense	(222,777)	(280,852)	(578,345)	(867,136)
Other income net	-	8,581	-	9,611
Total other expense	(220,274)	(268,405)	(570,489)	(843,767)
Loss before income taxes	(1,486,591)	(2,591,841)	(10,913,615)	(4,605,789)
Income taxes	-	-	-	-
Net loss from continuing operations	$(1,486,591)	$(2,591,841)	$(10,913,615)	$(4,605,789)
Loss from discontinued operations, net of taxes	$-	$-	$-	$(3,680,627)
Net Loss Allocable To Common Shareholders	$(1,486,591)	$(2,591,841)	$(10,913,615)	$(8,286,416)

Basic and diluted net loss per common shareholders:
Continuing operations	$(0.04)	$(0.07)	$(0.29)	$(0.13)
Discontinued operations	$-	$-	$-	$(0.10)
Basic and diluted net loss per common shareholders	$(0.04)	$(0.07)	$(0.29)	$(0.23)
Weighted Average Number of Shares Outstanding, Basic and Diluted:	38,207,141	36,436,353	37,903,904	36,306,242

Net Loss	$(1,486,591)	$(2,591,841)	$(10,913,615)	$(8,286,416)
Foreign currency translation, net	1,473	(9,493)	(26,941)	(101,918)
Comprehensive Loss	$(1,485,118)	$(2,601,334)	$(10,940,556)	$(8,388,334)

MEETME, INC. AND SUBSIDIARIES

Reconciliation of GAAP Net Income (Loss) from Continuing Operations to Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Net loss from continuing operations allocable to common shareholders	$(1,486,591)	$(2,591,841)	$(10,913,615)	$(4,605,789)

Interest expense	222,777	280,852	578,345	867,136
Depreciation and amortization	1,108,856	1,025,421	3,280,843	2,888,960
Amortization of stock based compensation	850,642	1,026,570	2,761,566	2,905,156
Acquisition and restructuring costs	-	353,555	2,540,896	891,499
Loss on debt restructure	-	-	1,174,269	-
Adjusted EBITDA	$695,684	$94,557	$(577,696)	$2,946,962

GAAP Basic and diluted net loss per common shareholders	$(0.04)	$(0.07)	$(0.29)	$(0.13)
Basic Adjusted EBITDA per common shareholders	$0.02	$0.00	$(0.02)	$0.08
Diluted Adjusted EBITDA per common shareholders	$0.02	$0.00	$(0.02)	$0.07

Weighted average number of shares outstanding, Basic	38,207,141	36,436,353	37,903,904	36,306,242
Weighted average number of shares outstanding, Dilutive	40,144,904	40,414,856	37,903,904	41,806,967

The following table presents a reconciliation of Mobile bookings, a non-GAAP financial measure to Revenue, a GAAP financial measure

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Revenue from purchased mobile virtual currency products	$975,295	$605,566	$2,734,480	$1,288,249

Change in deferred revenue	148,528	66,916	463,041	158,621

Mobile Bookings	$1,123,823	$672,482	$3,197,521	$1,446,870